Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”), entered into this 19th day of February, 2009, effective as of January 28, 2009 (the “Effective Date”), is made by and between Novavax, a Delaware corporation (the “Company”), and Len Stigliano (the “Consultant”).
RECITALS
     A. The Company is a biopharmaceutical company focused on developing novel vaccines and is located in Rockville, Maryland.
     B. Consultant has extensive financial and life science experience related public companies, financing activities and drug development expenses, and served as the Company’s chief financial officer until the Effective Date.
     NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
AGREEMENT
1. Term. The initial term of this Agreement shall be six (6) months. Thereafter, the Agreement shall renew upon mutual agreement by both parties for successive one (1) month periods (the “Term”). . Either Consultant or the Company may terminate this Agreement at any time, and for any reason or no reason, with or without cause, upon thirty (30) days notice.
2. Consulting Services. Pursuant to the terms and conditions of this Agreement, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, to perform the consulting services set forth on Exhibit A attached hereto (the “Services”) during the Term.
3. Fees and Expenses.
               (a) In consideration of the Consultant performing the Services hereunder; the Company shall pay the Consultant a fee of one thousand four hundred dollars ($1,400.00) per day or $175.00 per hour on an as needed basis.
               (b) The Company shall reimburse the Consultant for his reasonable out-of-pocket expenses incurred in connection with the performance of the Services hereunder, including travel. All such reimbursement will be provided in accordance with the Company’s expense reimbursement policies in effect from time to time during the Term.
               (c) By the tenth business day of each month, Consultant shall submit to the Company a report (the “Invoice”) showing the date(s) that Consultant provided Services to the Company during the preceding month, a description of the Services rendered, and a list of all out-of-pocket expenses incurred during the preceding month with receipts. The Company shall pay the Invoice within thirty days of receipt.

     4. Stock Options. Pursuant to the Company’s Stock Incentive Plan and the award of stock options granted to the Consultant thereunder, Consultant’s options will continue to vest until consulting services cease with the Company. Options may be exercised at any time with prior approval from the Company’s Chief Financial Officer (or designee), during the timeframe when the trading window is open and up to ninety days after services have ceased with the Company.
     5. Relationship of the Parties.
               (d) The relationship of the Consultant to the Company hereunder is that of independent contractor. Nothing herein shall be deemed to create any partnership, association or joint venture between the parties. Consultant shall not be construed for any purpose to be an employee subject to the control and direction of the Company or any of its affiliates.
               (e) Consultant shall not be entitled to any of the benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company or any of its affiliates.
               (f) The Consultant shall have sole responsibility for the proper reporting and payment of any and all federal, state and/or local taxes due on payments made to the Consultant by the Company hereunder. The Consultant agrees to provide the Company, upon request, with written proof demonstrating proper reporting and payment of all applicable taxes.
               (g) The Company shall have the right to withhold all federal, state, or other taxes from amounts paid to Consultant under any provision of this Agreement as shall be required to be withheld by the Company pursuant to any statute or other governmental regulation or ruling. The Company may make any arrangements that it deems appropriate to effect such withholding that are permitted by applicable law.
               (h) Notwithstanding Consultant’s obligations and the Company’s rights under 4(c) and 4(d) above, Consultant shall reimburse the Company for any tax and interest paid to the Internal Revenue Service or similar taxing authority by the Company on behalf of Consultant to satisfy Consultant’s tax obligations if not previously withheld.
     6. Confidentiality. The Consultant shall not, during the Term or for five (5) years after the Term, disclose to any person any proprietary, confidential and nonpublic information of the Company, including business and financial information, strategic plans and business process, and any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefore, trademarks and applications therefore or copyrights and applications therefore, any information provided to the Consultant by the Company with respect to the Consultant’s performance of the Services (collectively, “Information”) disclosed or furnished to the Consultant in any format, including on paper, electronically, visually or verbally. All such Information shall remain the property of the

Company. All such Information shall be kept confidential by the Consultant and may be used only in its performance under this Agreement, unless the Information was previously known to the Consultant without any obligation of confidentiality or is made public by the Company, or becomes public knowledge through no fault of the Consultant. When in tangible form, the Information shall be returned by the Consultant to the Company upon request by the Company.
     7. Property Rights. All work produced hereunder, including, without limitation, all inventions, ideas, creations, designs, discoveries, developments, techniques, expressions, improvements, computer programs, specifications, operating instructions and all other documentation, data or other work product related to the Services provided by the Consultant under this Agreement (whether patentable or subject to copyright, or not), which are first conceived, made or otherwise originated or acquired or first actually constructively reduced to practice during the Term or within six (6) months following the expiration or termination of the Term, whether preliminary or final, and on whatever media rendered (collectively, the “Work Product”), shall be deemed work made for hire and made in the course of services rendered for the Company and shall be the sole and exclusive property of the Company. The Company shall have the sole, absolute and unlimited right throughout the world to protect by patent or copyright, and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Work Product, in whole or in part, or combine the Work Product with other matter, or not use the Work Product at all, as it sees fit. To the extent that title to the Work Product may not be considered work for hire, the Consultant irrevocably agrees to transfer and assign to the Company in perpetuity all worldwide right, title and interest in and to the patent rights, copyrights, trade secrets and other proprietary rights (including, without limitation, applications for registrations thereof) in, and ownership of, the Work Product that the Consultant may have, as and when such rights arise. The Consultant further agrees that it will execute, and will cause its applicable employees to execute, all documents necessary to enable the Company to protect and record its ownership of the Work Product.
     8. Competitors. The Company recognizes that Consultant shall devote less than all of his business time to the performance of his duties with the Company. The Company also recognizes that Consultant may have pre-existing affiliations with other companies, including companies in the vaccine industry. Consultant agrees to notify the Chief Medical Officer of the Company before entering into a new business relationship with any other company in the vaccine industry.
     9. Authority to Contract. The Company represents and warrants to Consultant that the execution and delivery of this Agreement and the performance of the provisions hereof have been duly authorized by all necessary action on its part, that this Agreement has been duly and validly executed and delivered by it, that this Agreement constitutes a valid and legally binding agreement enforceable against it in accordance with its terms. Consultant represents and warrants to the Company that this Agreement has been duly and validly executed and delivered by him, that this Agreement constitutes a valid and legally binding agreement enforceable against him in accordance with its terms, and that neither the execution and delivery of this Agreement nor the performance of the provisions hereof constitute or will constitute a violation of any contract, or other agreement or relationship to which he is a party or by which he is bound.

     10. Entire Agreement. This Agreement supersedes all prior oral or written negotiations, understandings or agreements between the parties with respect to the subject matter hereof. Except as otherwise set forth herein there are no agreements, understandings, commitments, representations, or warranties with respect to the subject matter hereof. This Agreement and the terms, covenants and conditions set forth herein shall inure to the benefit of and will be binding on the parties hereto and their respective successors in interest and permitted assigns.
     11. Assignment. Consultant shall not assign or subcontract his rights or obligations under this Agreement.
     12. Amendment. This Agreement may not be amended, modified, waived or canceled except by a writing signed by each party hereto.
     13. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be executed with the signatures to be transmitted by facsimile. A facsimile signature shall be treated for all purposes as an original signature.
     14. Equitable Relief.
          (a) In the event that any provision of Section 5 or 7 shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.
          (b) Consultant recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 5, 6 or 7 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance.
     15. No Waiver. No consent or waiver, express or implied, by either party hereto of any term or provision of this Agreement, or of any breach or default by the other party in the performance of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be the consent or waiver by such party of any other term or provision of this Agreement, or of any other breach or default by the other party in the performance of its obligations hereunder. Failure on the part of either party to object to any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.
     16. Headings. The headings of the Sections of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

     17. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by an internationally recognized express courier service or by facsimile to the recipient party’s address set forth below, or at such other address as either party shall provide to the other party. Such notices and other communications shall be effective upon receipt if hand delivered, three (3) days after sending if sent by overnight courier and the date of delivery if sent by facsimile and a confirmation is received.

If to the Company:	Novavax, Inc.
9920 Belward Campus Drive
Rockville, MD 20850
Attention: Chief Medical Officer
Facsimile: 240-268-2123

If to the Consultant:	Len Stigliano
685 Wyndrise Drive
Blue Bell, PA 19422
     18. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflict of laws principles.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NOVAVAX, INC.

By:	/s/ Rahul Singhvi	/s/ Len Stigliano
Rahul Singhvi		Len Stigliano
President and CEO		Consultant

EXHIBIT A
CONSULTING SERVICES TO BE PERFORMED
Satisfactory completion of the following services (the “Services”) shall be provided by CONSULTANT.
     Provide financial consulting services on an as needed basis as requested by Company.